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Exhibit (a)(1)(G)

August 18, 2011

Dear Fellow Shareholder:

        White Mountains Insurance Group, Ltd. (the "Company") is offering to purchase up to 300,000 of its common shares at a purchase price not greater than $435 or less than $385 per share, net to the seller in cash, less any applicable withholding taxes and without interest. The Company's common shares closed on the New York Stock Exchange at $403.00 per share on August 16, 2011, the last trading day before we announced the offer.

        The tender offer will be conducted as a "modified Dutch auction", pursuant to which we will select the single lowest per share price (in multiples of $1.00) that will allow us to purchase 300,000 shares (or, if a lesser number is properly tendered, all shares that are properly tendered and not properly withdrawn). All shares acquired in the offer will be acquired at the same price regardless of whether the shareholder tendered at a lower price. However, because of the proration and "odd lot" priority provisions described in the enclosed Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if more than the number of shares we seek are properly tendered. All shares tendered by you that we do not purchase will be returned to you at our expense promptly after the expiration of the offer.

        The offer is being made to utilize a portion of the Company's undeployed capital and to provide shareholders with added liquidity. The offer represents the opportunity for us to return capital to shareholders who elect to tender their shares. The offer will also afford to shareholders the opportunity to dispose of shares without the usual transaction costs associated with any market sale. Shareholders whose shares are not purchased in the offer will obtain an increase in their ownership interest in the Company and thus in the Company's future earnings and assets because shares purchased pursuant to the offer will be cancelled.

        The offer is explained in detail in the enclosed Offer to Purchase and Letter of Transmittal. If you want to tender your shares, the instructions for tendering shares are also explained in detail in the enclosed materials. This letter is only a summary, and I encourage you to read these materials carefully before making any decision with respect to the offer. The instructions on how to tender shares are explained in detail in the accompanying materials.

        OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD OF DIRECTORS, THE LEAD DEALER MANAGER, THE CO-DEALER MANAGERS, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION AS TO WHETHER ANY SHAREHOLDER SHOULD TENDER SHARES PURSUANT TO THE OFFER, OR AS TO THE PRICE(S) AT WHICH A SHAREHOLDER MAY CHOOSE TO TENDER. YOU MUST MAKE YOUR OWN DECISION AFTER CONSULTING WITH YOUR ADVISORS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE(S) AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THE OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER.

        The offer will expire at 12:00 midnight, New York City time, on September 15, 2011, unless the Company extends the offer. Questions and requests for assistance may be directed to D.F. King & Co., Inc., the information agent for the offer, at the telephone numbers and addresses set forth on the back cover of the Offer to Purchase. You may request additional copies of the Offer to Purchase and other offer documents from the information agent at the telephone number and address on the back cover of the Offer to Purchase.

Respectfully submitted,

Jennifer Pitts Corporate Secretary

        This communication is for information purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of the Company's common stock. The Company's offer to buy the Company's common shares is being made only pursuant to the enclosed Offer to Purchase and the related materials dated August 18, 2011, as amended and supplemented from time to time. Shareholders should read the Offer to Purchase and the related materials carefully because they contain important information. You may also obtain a free copy of the tender offer statement on Schedule TO, the Offer to Purchase and other documents filed with the Securities and Exchange Commission at the Commission's website at www.sec.gov.

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  Exhibit (a)(1)(G)